Exhibit 10.2

$2,375,000,000

CREDIT AGREEMENT

among

AVIS BUDGET HOLDINGS, LLC,

AVIS BUDGET CAR RENTAL, LLC,
as Borrower,

The Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent,

BANK OF AMERICA, N.A.,
CALYON NEW YORK BRANCH,
and
CITICORP USA, INC.,
as Documentation Agents,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agent

Dated as of April 19, 2006

JPMORGAN SECURITIES INC.
and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1.	DEFINED TERMS	1
	1.1 Defined Terms	1
	1.2 Other Definitional Provisions	22
SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	23
	2.1 Term Commitments	23
	2.2 Procedure for Term Loan Borrowing	23
	2.3 Repayment of Term Loans	23
	2.4 Revolving Commitments	24
	2.5 Procedure for Revolving Loan Borrowing	24
	2.6 Swingline Commitment	25
	2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans	25
	2.8 Commitment Fees, etc.	26
	2.9 Termination or Reduction of Revolving Commitments	27
	2.10 Optional Prepayments	27
	2.11 Mandatory Prepayments	27
	2.12 Conversion and Continuation Options	28
	2.13 Limitations on Eurocurrency Tranches	28
	2.14 Interest Rates and Payment Dates	29
	2.15 Computation of Interest and Fees	29
	2.16 Inability to Determine Interest Rate	29
	2.17 Pro Rata Treatment and Payments	30
	2.18 Requirements of Law	31
	2.19 Taxes	32
	2.20 Indemnity	34
	2.21 Change of Lending Office	34
	2.22 Replacement of Lenders	34
	2.23 New Local Facilities	35
	2.24 Prepayments Required Due to Currency Fluctuation	36
SECTION 3.	LETTERS OF CREDIT	36
	3.1 L/C Commitment
	3.2 Procedure for Issuance of Letter of Credit	36
	3.3 Fees and Other Charges	36
	3.4 L/C Participations	37
	3.5 Reimbursement Obligation of the Borrower	38
	3.6 Obligations Absolute	38
	3.7 Letter of Credit Payments	38
	3.8 Applications	38
	3.9 Existing Letters of Credit	39
SECTION 4.	REPRESENTATIONS AND WARRANTIES	39
	4.1 Financial Condition	39

	4.2 No Change	39
	4.3 Existence; Compliance with Law	39
	4.4 Power; Authorization; Enforceable Obligations	40
	4.5 No Legal Bar	40
	4.6 Litigation	40
	4.7 No Default	40
	4.8 Ownership of Property; Liens	40
	4.9 Intellectual Property	40
	4.10 Taxes	41
	4.11 Federal Regulations	41
	4.12 ERISA	41
	4.13 Investment Company Act; Other Regulations	41
	4.14 Subsidiaries	41
	4.15 Use of Proceeds	42
	4.16 Accuracy of Information, etc	42
	4.17 Security Documents	42
	4.18 Certain Documents	42
SECTION 5.	CONDITIONS PRECEDENT	43
	5.1 Conditions to Initial Extension of Credit	43
	5.2 Conditions to Each Extension of Credit	44
SECTION 6.	AFFIRMATIVE COVENANTS	45
	6.1 Financial Statements	45
	6.2 Certificates; Other Information	45
	6.3 Payment of Obligations	46
	6.4 Maintenance of Existence; Compliance	46
	6.5 Maintenance of Property; Insurance	47
	6.6 Inspection of Property; Books and Records; Discussions	47
	6.7 Notices	47
	6.8 Environmental Laws	48
	6.9 Additional Collateral, etc	48
SECTION 7.	NEGATIVE COVENANTS	49
	7.1 Financial Condition Covenants	49
	7.2 Indebtedness	50
	7.3 Liens	51
	7.4 Fundamental Changes	53
	7.5 Disposition of Property	53
	7.6 Restricted Payments	54
	7.7 Investments	54
	7.8 Optional Payments and Modifications of Certain Agreements	55
	7.9 Transactions with Affiliates	56
	7.10 Sales and Leasebacks	56
	7.11 Changes in Fiscal Periods	56
	7.12 Clauses Restricting Subsidiary Distributions	56
	7.13 Lines of Business	56
	7.14 Business Activities of Holdings	56

SECTION 8.	EVENTS OF DEFAULT	57
SECTION 9.	THE AGENTS	59
	9.1 Appointment	59
	9.2 Delegation of Duties	60
	9.3 Exculpatory Provisions	60
	9.4 Reliance by Administrative Agent	60
	9.5 Notice of Default	61
	9.6 Non-Reliance on Agents and Other Lenders	61
	9.7 Indemnification	61
	9.8 Agent in Its Individual Capacity	62
	9.9 Successor Administrative Agent	62
	9.10 Co-Documentation Agents and Syndication Agent	62
SECTION 10.	MISCELLANEOUS	62
	10.1 Amendments and Waivers	62
	10.2 Notices	64
	10.3 No Waiver; Cumulative Remedies	65
	10.4 Survival of Representations and Warranties	65
	10.5 Payment of Expenses and Taxes	65
	10.6 Successors and Assigns; Participations and Assignments	66
	10.7 Adjustments; Set-off	69
	10.8 Counterparts	69
	10.9 Severability	69
	10.10 Integration	70
	10.11 GOVERNING LAW	70
	10.12 Submission To Jurisdiction; Waivers	70
	10.13 Judgment	70
	10.14 Acknowledgements	71
	10.15 Releases of Guarantees and Liens	71
	10.16 Confidentiality	71
	10.17 WAIVERS OF JURY TRIAL	72
	10.18 USA Patriot Act	72

SCHEDULES:

1.1A	Commitments
1.1B	Excluded Subsidiaries
1.1C	Mandatory Costs
1.1D	Separation Agreement
1.1E	Tax Sharing Agreement
3.9	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.9	Intellectual Property Matters
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
7.2(f)	Existing Indebtedness
7.3(g)	Existing Liens
7.5(h)	Dispositions
7.7(k)	Investments
7.9	Permitted Transactions
7.12	Certain Agreements

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
F	Form of Exemption Certificate
G	Form of Joinder

CREDIT AGREEMENT (this “Agreement”), dated as of April 19, 2006, among AVIS BUDGET HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), AVIS BUDGET CAR RENTAL, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Borrowers (as defined herein) from time to time parties hereto, the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), DEUTSCHE BANK SECURITIES INC., as syndication agent (in such capacity, the “Syndication Agent”), BANK OF AMERICA, N.A., CALYON NEW YORK BRANCH and CITICORP USA, INC., as documentation agents (in such capacity, the “Documentation Agents”), WACHOVIA BANK, NATIONAL ASSOCIATION, as co-documentation agent (in such capacity, the “Co-Documentation Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS
1.1   Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“AESOP Financing Program”: the transactions contemplated by that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between Cendant Rental Car Funding (AESOP) LLC (formally known as AESOP Funding II L.L.C.), as issuer and The Bank of New York, as trustee, as it may be from time to time further amended, supplemented or modified, and the instruments and agreements referenced therein and otherwise executed in connection therewith, and any successor program.

“AESOP Indebtedness”: any Indebtedness incurred pursuant to the AESOP Financing Program.

“Administrative Agent”: JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agents, the Co-Documentation Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: (a) with respect to Term Loans, (i) 0.25% in the case of ABR Loans and (ii) 1.25% in the case of Eurocurrency Loans and (b) with respect to Revolving Loans and Swingline Loans, the rate per annum set forth under the relevant column heading in the Pricing Grid.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (e) of Section 7.5) that yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $25,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Australian Dollars” and “A$”: the lawful money of Australia.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Avis Budget Finance”: Avis Budget Finance, Inc., a Delaware corporation.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower or any Subsidiary Borrower as a date on which the Borrower or such Subsidiary Borrower requests the relevant Lenders to make Loans hereunder.

“Budget”: as defined in Section 6.2(c).

“Budget Truck Division”: the truck rental business of Budget Rent A Car System, Inc. and its Subsidiaries.

“Business Day”: any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits or deposits in any Optional Currency, as applicable, in the London Interbank market.

“Canadian Dollars” and “C$”: the lawful money of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (i) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of twelve months from the date of acquisition, (ii) commercial paper maturing not in excess of twelve months from the date of acquisition and rated at least “P-1” by Moody’s or “A-1” by S&P on the date of such acquisition, (iii) the following obligations of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (ii) above: (a) time deposits, certificates of deposit and acceptances maturing not in excess of twelve months from the date of acquisition, or (b) repurchase obligations with a term of not more than thirty days for underlying securities of the type referred to in clause (i) above, (iv) money market funds that invest exclusively in interest bearing, short-term money market instruments and adhere to the minimum credit standards established by Rule 2a-7 of the Investment Company Act of 1940, as amended, and (v) municipal securities: (a) for which the pricing period in effect is not more than twelve months long and (b) rated at least “P-1” by Moody’s or “A-1” by S&P.

“Cendant”: Cendant Corporation, a Delaware corporation.

“Change in Control”: (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50%

of the voting common stock of Cendant on a fully diluted basis at any time or (ii) if at any time, individuals who at the Closing Date constituted the Board of Directors of Cendant (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Cendant, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Cendant, (iii) Cendant shall cease to own, directly or through one or more Wholly-Owned Subsidiaries, all of the capital stock of Holdings, free and clear of any direct or indirect Liens (other than statutory Liens) or (iv) Holdings shall cease to directly own all of the capital stock of the Borrower, free and clear of any direct or indirect Liens (other than statutory Liens or Liens created by the Loan Documents). Notwithstanding anything to the contrary contained in this definition, the consummation of the Spin-Off Transactions shall not result in a Change in Control.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is April 19, 2006.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent”: as defined in the preamble hereto.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, provided, however, that Collateral shall not include the assets of any Foreign Subsidiary or more than 66% of the voting Capital Stock of any Foreign Subsidiary.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: the rate per annum set forth under the relevant column heading in the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Collateralized”: secured by cash collateral arrangements and/or backstop letters of credit entered into on terms and in amounts reasonably satisfactory to the Administrative Agent and the relevant Issuing Lender.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated March 2006 and furnished to certain Lenders.

“Consolidated EBITDA”: without duplication, for any period, Consolidated Net Income plus (a) provision for taxes based on income, (b) depreciation expense (excluding any such expense attributable to depreciation of Eligible Assets), (c) Consolidated Total Interest Expense, (d) amortization expense (excluding any such expense attributable to amortization of Eligible Assets), (e) non-cash stock option and restricted stock grant expense and (f) other extraordinary, unusual or non-recurring items reducing Consolidated Net Income (and increasing EBITDA), including fees, expenses and charges associated with the transactions contemplated by the Separation Agreement, minus (plus) (i) any non-recurring gains (losses) on business unit dispositions outside the ordinary course of business if such gains (losses) are included in Consolidated Net Income) and (ii) any cash expenditures during such period to the extent such cash expenditures (x) did not reduce Consolidated Net Income for such period and (y) were applied against reserves that constituted non-cash items which reduced Consolidated Net Income during prior periods, all as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, in calculating Consolidated EBITDA for any period, pro forma effect shall be given to (1) each acquisition of a Subsidiary or any other entity acquired by any Group Member in a merger where the purchase price or merger consideration, as the case may be, exceeds $40,000,000 and (2) each Disposition of property yielding gross proceeds in excess of $40,000,000 during such period as if such acquisition or Disposition had been made on the first day of such period.

“Consolidated Financial Statements”: as defined in Section 4.1(b).

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, (a) total interest expense paid or payable in cash (including that properly attributable to Capital Leases Obligations, but excluding in any event (x) all capitalized interest and amortization of debt discount and debt issuance costs and (y) debt extinguishment costs) of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (or minus net profits) under interest rate Swap Agreements minus, (b) without duplication, any interest income of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP during such period (other than interest income earned on any Related Eligible Assets). Notwithstanding the foregoing, interest expense in respect of any (i) Securitization Indebtedness, (ii) AESOP Indebtedness or (iii) Recourse Vehicle Indebtedness, in an amount up to $750,000,000, shall not be included in Consolidated Interest Expense; provided that for any period when the Consolidated Leverage Ratio is less than 3.25 to 1.0, interest expense on Recourse Vehicle Indebtedness in an amount up to $850,000,000 shall not be included in Consolidated Interest Expense. For purposes of calculating Consolidated Interest Expense related to Recourse Vehicle Indebtedness, such amount shall be equal to the product of:

Recourse Vehicle Indebtedness - $750,000,000 (or $850,000,000, as applicable)	x	total cash interest expense on Recourse Vehicle Indebtedness
Recourse Vehicle Indebtedness

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period for which such amount is being determined, the net income (or loss) of the Borrower and its Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP; provided that there shall be excluded (i) income (loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has any equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Subsidiaries by such Person during such period, (ii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income is not at the time permitted by operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iii) any extraordinary after-tax gains and (iv) any extraordinary or unusual pretax losses.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that, for purposes of this definition, Indebtedness shall not include (i)(x) Securitization Indebtedness, (y) AESOP Indebtedness or (z) Recourse Vehicle Indebtedness up to $750,000,000; provided that for any period when the Consolidated Leverage Ratio is less than 3.25 to 1.0, Recourse Vehicle Indebtedness up to $850,000,000 shall be excluded from Consolidated Total Debt, (ii) the aggregate undrawn amount of outstanding Letters of Credit, (iii) the aggregate undrawn amount of outstanding letters of credit under the Letter of Credit Facilities or (iv) obligations under Swap Agreements. In addition, for purposes of this definition, the amount of Indebtedness at any time shall be reduced (but not to less than zero) by the amount of Excess Cash.

“Consolidated Total Interest Expense”: for any period, without duplications (a) total interest expense paid or payable in cash (including that properly attributable to Capital Leases Obligations) plus, (b)(x) all capitalized interest and amortization of debt discount and debt issuance costs and (y) debt extinguishment costs, in each case, of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (or minus net profits) under interest rate Swap Agreements minus, (c) without duplication, any interest income of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP during such period (other than interest income earned on any Related Eligible Assets). Notwithstanding the foregoing, interest expense in respect of any (i) Securitization Indebtedness, (ii) AESOP Indebtedness or (iii) Recourse Vehicle Indebtedness, in an amount up to $750,000,000, shall not be included in Consolidated Total Interest Expense; provided that for any period when the Consolidated Leverage Ratio is less than 3.25 to 1.0, interest expense on Recourse Vehicle Indebtedness in an amount up to $850,000,000 shall not be included in Consolidated Total Interest Expense. For purposes of calculating Consolidated Total Interest Expense related to Recourse Vehicle Indebtedness, such amount shall be equal to the product of:

Recourse Vehicle Indebtedness - $750,000,000 (or $850,000,000, as applicable)	x	total interest expense on Recourse Vehicle Indebtedness
Recourse Vehicle Indebtedness

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Currency”: Dollars or any Optional Currency.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount denominated in any Optional Currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower or any Subsidiary Borrower delivers a request for Revolving Loans or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” and “$”: the lawful money of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Domestic Subsidiary Borrower”: any Subsidiary Borrower which is a Domestic Subsidiary.

“Eligible Assets”: any of the following and any proceeds thereof: (a) assets (and interests in assets) that are of the type described as “assets under vehicle programs” in the consolidated financial statements of the Borrower and its Subsidiaries, dated December 31, 2005, which shall include, without limitation, vehicles, vehicle leases, fleet maintenance contracts, fleet management contracts, other service contracts, receivables generated by any of the foregoing and other asset servicing rights, and (b) equity interests or other securities issued by any Subsidiary or other Person issuing securities or incurring Indebtedness secured by, payable from or representing beneficial interests in, or holding title or ownership interests in, assets of the type described in clause (a) above or interests in such assets.

“Environmental Laws”: all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Materials of Environmental Concern or to health and safety matters, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and binding publications promulgated thereunder and all substitutions thereof.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” and “€”: the official currency of the European Union.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in Dollars or the applicable Optional Currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the applicable page of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page of the Telerate screen (or otherwise on such screen), the “Eurocurrency Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates for the applicable Currency as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits or deposits in the applicable Optional Currency at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the London interbank eurocurrency for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements
; provided that with respect to any Eurocurrency Loan denominated in Euro or Pounds Sterling, the Eurocurrency Rate shall the mean the Eurocurrency Base Rate plus if applicable, as reasonably determined by the Administrative Agent in accordance with Schedule 1.1C, the Mandatory Costs.

“Eurocurrency Reserve Requirements”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include those imposed under Regulation D. Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D. Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash”: all cash and Cash Equivalents of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP in excess of $25,000,000.

“Exchange Rate”: for any day with respect to any Optional Currency, the rate at which such Optional Currency may be exchanged into Dollars, as set forth at 11:00 A.M., London time, on such day on the applicable Reuters currency page with respect to such Optional Currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Optional Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such Optional Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary”: each Subsidiary listed on Schedule 1.1B and any other Subsidiary so long as the Borrower or any Subsidiary of the Borrower does not have the controlling authority under the organizational documents of such Excluded Subsidiary to incur Indebtedness on its behalf or grant Liens on its assets (other than purchase money security interests).

“Existing Letters of Credit”: as defined in Section 3.9.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower”: any Subsidiary Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or foreign.

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (including reasonable fees and expenses related thereto) or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the amount of any Guarantee Obligation shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guarantee Obligation would have recourse. Notwithstanding the foregoing definition, the term “Guarantee Obligation” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture). The term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”: as defined in the preamble hereto.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through

(h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower or relevant Subsidiary Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower or relevant Subsidiary Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)   if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)   the Borrower or relevant Subsidiary Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans;

(iii)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)   the Borrower and any relevant Subsidiary Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.7.

“Issuing Lender”: JPMorgan Chase Bank or any affiliate thereof and such other Lenders or affiliates thereof as may be designated in writing by the Borrower which agree in writing to act as such in accordance with the terms hereof and are reasonably acceptable to the Administrative Agent (including the issuer of any Existing Letters of Credit), in the capacity as issuer of any Letter of Credit.

“JPMorgan Chase Bank”: JPMorgan Chase Bank, N.A.

“judgment currency”: as defined in Section 10.13.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letter of Credit Facilities”: the Cendant letter of credit facilities, dated as of July 2, 2004, as such agreements may be amended, supplemented and amended and restated from time to time.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Local Facility Amendment”: as defined in Section 2.23.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit,

as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (it being understood that a bankruptcy filing by, or change in the actual or perceived credit quality of, or work stoppage affecting any “big three” auto manufacturer shall not constitute a Material Adverse Effect so long as such “big three” auto manufacturer has not failed to perform its material performance obligations owed to the Borrower or any of its Subsidiaries) or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder; provided that on the date of making the initial extensions of credit under this Agreement, “Material Adverse Effect” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, excluding in any case, any event, development or circumstance resulting from (A) general changes or developments (other than those resulting from acts of terrorism, war or armed hostilities) in the vehicle rental industry or in the general economy (except to the extent such changes or developments have a disproportionate adverse effect on the Borrower and its Subsidiaries, taken as a whole, relative to other participants in the vehicle rental industry), (B) normal seasonal changes in the results of operations of the Borrower and its Subsidiaries, (C) the announcement of the Spin-Off Transactions and the consummation of the transactions contemplated thereby, (D) changes in accounting requirements or principles or any changes in applicable laws or interpretations thereof, or (E) any failure in and of itself by the Borrower or any of its Subsidiaries to meet any estimates of revenues or earnings or other financial performance for any period (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided that a bankruptcy filing by, or change in the actual or perceived credit quality of, or work stoppage affecting any “big three” auto manufacturer shall not constitute a Material Adverse Effect so long as such “big three” auto manufacturer has not failed to perform its material performance obligations owed to the Borrower or any of its Subsidiaries.

“Materials of Environmental Concern”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements, to the extent such tax credits or deductions or tax sharing arrangements are utilized) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Local Facility”: as defined in Section 2.23.

“New Local Facility Lender”: as defined in Section 2.23.

“New Zealand Dollars” and “NZ$”: the lawful money of New Zealand.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and each Subsidiary Borrower to any Agent or Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Agent or Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, swap coupon or termination payments, fees or indemnities, or reasonable out-of-pocket costs or expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Subsidiary Borrower pursuant hereto) or otherwise.

“Optional Currency”: at any time, Australian Dollars, Canadian Dollars, Euro, New Zealand Dollars, Pounds Sterling and such other currencies which are convertible into Dollars and are freely traded and available in the London interbank eurocurrency market.

“original currency”: as defined in Section 10.13.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: each of Cendant, Cendant Financing Holding Company, LLC and any other direct or indirect parent of Holdings and the Borrower.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with,

applicable laws or applicable rules of any applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Unsecured Note Indenture, or any other agreement or instrument relating to Indebtedness of the Borrower or any Subsidiary Guarantor, including in respect of any reports filed with respect to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the respective rules and regulations promulgated thereunder, (ii) an aggregate amount not to exceed $5,000,000 in any fiscal year to permit any Parent to pay its corporate overhead expenses incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any Parent or for such Parent and the Borrower, provided that Cendant allocates such overhead among its Subsidiaries in conformity with clause (vi) of this paragraph, (iii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its Intellectual Property and associated rights to the extent such Intellectual Property and associated rights relate to the business or businesses of the Borrower or any Subsidiary, (iv) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (v) other operational and tax expenses of any Parent attributable to or incurred on behalf of Holdings, the Borrower and its Subsidiaries in the ordinary course of business, including reimbursement obligations under the Letter of Credit Facilities and including obligations in respect of director and officer insurance (including premiums therfor); provided, that following the completion of the Spin-Off Transactions, all operational and tax expenses of any Parent are deemed to be attributable to or incurred on behalf of the Borrower if the Borrower’s and its Subsidiaries’ activities represent substantially all of the operating activities of such Parent and all of its Subsidiaries, (vi) prior to the completion of the Spin-Off Transactions, general corporate overhead expenses allocated in conformity with past practices of the Borrower or as applied to other Subsidiaries of Cendant (or, if applicable, to former Subsidiaries of Cendant), and (vii) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or any Subsidiary Guarantor, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary Guarantor out of the proceeds of such offering promptly if completed.

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: an acquisition or any series of related acquisitions by a Loan Party (including any merger where such Loan Party is the surviving entity) of (a) all or substantially all of the assets or a majority of the outstanding Capital Stock of any Person or (b) any division, line of business or other business unit of any Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.13, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that, both at the time of the proposed acquisition and after giving effect to the acquisition on a pro forma basis, the Borrower is in compliance with each of the financial covenants set forth in Section 7.1, (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest, subject only to Permitted Liens, in Collateral described in the Guarantee and Collateral Agreement (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Section 6.9 and the Target, if a Person that has not merged with any Loan

Party, shall have taken such actions as are required of it under Section 6.9 and (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Loan Party and the Target.

“Permitted Lien”: any Lien permitted by Section 7.3.

  “Permitted Refinancing”: any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness; provided that:

(i) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith);

(ii) such Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(iii) such Indebtedness is incurred by the obligor (or obligors) on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” and “£: the lawful money of the United Kingdom.

“Pricing Grid”: the table set forth below (in basis points).

Level	Moody’s/S&P Rating Equivalent	Commitment Fee	Applicable Margin Eurodollar Loans	Applicable Margin ABR Loans

I	Baa2/BBB or better	15.0	75.0	0.0
II	Baa3/BBB-	20.0	100.0	0.0
III	Ba1/BBB- or Baa3/BB+	30.0	125.0	25.0
IV	Ba1/BB+	35.0	150.0	50.0
V	Ba2/BB	40.0	175.0	75.0
VI	Ba3/BB- or worse	50.0	200.0	100.0

The ratings referred to in the Pricing Grid shall be the ratings by each of Moody’s and S&P of the Facilities.

At Level I, pricing shall be based upon the higher rating as determined by Moody’s or S&P; in the event the ratings are split, pricing shall be based upon the higher of the two ratings; provided that if (x) the higher of the two ratings is at Level I and (y) the other rating is less than either Baa3 or BBB- from Moody’s and S&P, respectively, pricing shall be based upon Level III.

At Level III, one rating must be either Baa3 or BBB- or better from Moody’s and S&P, respectively, and the other rating must be either Ba1 or BB+ from Moody’s and S&P, respectively.

At Level IV and Level V, pricing shall be based upon the higher rating as determined by Moody’s or S&P. In the event the ratings are split by two or more Levels, pricing shall be based upon a rating which is one Level above the lower of the two ratings.

Any increase in the Commitment Fee or the Applicable Margin determined in accordance with the foregoing table shall become effective on the date of announcement or publication by the Borrower or the applicable rating agency of a decrease in such rating or, in the absence of such announcement or publication, on the effective date of such decreased rating, or on the date of any request by the Borrower to the applicable rating agency not to rate the Facilities or on the date any such rating agency announces it shall no longer rate the Facilities. Any decrease in the Commitment Fee or Applicable Margin shall be effective on the date of announcement or publication by any of such rating agency of an increase in rating or in the absence of announcement or publication on the effective date of such increase in rating.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Properties”: the facilities and properties owned, leased or operated by any Group Member.

“Recourse Vehicle Indebtedness”: Indebtedness secured by, payable from or representing beneficial interests in Eligible Assets which provides for recourse to the Borrower or any Subsidiary (other than a Securitization Entity).

“Recovery Event”: any settlement of or payment in a principal amount greater than $25,000,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulation S-X”: Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date hereof.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower or relevant Subsidiary Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring nine months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Eligible Assets”: Eligible Assets that secure or are the direct or indirect source of payment for AESOP Indebtedness, Securitization Indebtedness or Recourse Vehicle Indebtedness.

“Related Taxes”: any and all Taxes required to be paid by the Borrower or any Parent other than Taxes directly attributable to (i) the income of any entity other than any Parent, Holdings, the Borrower or any of its Subsidiaries, (ii) owning the Capital Stock of any corporation or other entity other than any Parent, Holdings, the Borrower or any of its Subsidiaries or (iii) withholding taxes on payments actually made by any Parent other than to any other Parent, Holdings, the Borrower or any of its Subsidiaries.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Term Loan”: as defined in Section 10.1(b).

“Replacement Term Loan”: as defined in Section 10.1(b).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $1,500,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: April 19, 2011.

“S&P”: Standard & Poor’s Ratings Group.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securitization Entity”: any Subsidiary or other Person (a) engaged solely in the business of effecting asset securitization transactions and related activities or (b) whose primary purpose is to hold title or ownership interests in Eligible Assets, it being understood that WTH Funding LP, shall be deemed to be a Securitization Entity.

“Securitization Indebtedness”: Indebtedness incurred by or attributable to a Securitization Entity that does not permit or provide for recourse (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower (other than a Securitization Entity) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of, or any equity interests or other securities issued by, a Securitization Entity).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Unsecured Note Indenture”: the Indenture entered into by the Borrower and Avis Budget Finance in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower, Avis Budget Finance and any other Subsidiary of the Borrower in connection therewith.

“Senior Unsecured Notes”: (i) the 7.625% senior notes of the Borrower and Avis Budget Finance due 2014 and (ii) the 7.75% senior notes of the Borrower and Avis Budget Finance due 2016 issued pursuant to the Senior Unsecured Note Indenture.

“Separation Agreement”: as described on Schedule 1.1D.

“Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof or any Agent or affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Cash Management Agreement”.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower or any Guarantor and any Lender or affiliate thereof or any Agent or affiliate thereof to hedge or mitigate its risk with respect to interest rates, currency exchange rates or commodity prices.

“Spin-Off Transactions”: the separation of Cendant as contemplated by the Separation Agreement.

“Standard Securitization Undertakings”: representations, warranties (and any related repurchase obligations), servicer obligations, guaranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are reasonably customary in securitizations.

“Subsidiary”: (a) with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person or (b) any partnership where more than 50% of the general partners of such partnership are owned or controlled, directly or indirectly, by (i) such Person and/or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a

“Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Borrower”: any Subsidiary of the Borrower that becomes a party hereto pursuant to Section 10.1(c)(i) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.1(c)(ii).

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swingline Lender”: JPMorgan Chase Bank, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Syndication Agent”: as defined in the preamble hereto.

“Tax Sharing Agreement”: as described on Schedule 1.1E.

“Taxes” means any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar tax, charges or assessments.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $875,000,000.

“Term Lender”: each Lender that has a Term Commitment or holds a Term Loan.

“Term Loan Maturity Date”: April 19, 2012.

“Term Loans”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“WTH Funding LP”: WTH Funding Limited Partnership, an Ontario limited partnership, and any successor special purpose entity formed for the purpose of engaging in vehicle financings in Canada.

1.2   Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)   The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1   Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2   Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the anticipated Closing Date, in the case of Eurocurrency Loans, or (b) 10:00 A.M., New York City time, on the day of the anticipated Closing Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3   Repayment of Term Loans. The Term Loan of each Term Lender shall be repayable on each date set forth below in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such date:

Installment	Principal Amount

July 31, 2006	$2,187,500
October 31, 2006	$2,187,500
January 31, 2007	$2,187,500
April 30, 2007	$2,187,500
July 31, 2007	$2,187,500
October 31, 2007	$2,187,500
January 31, 2008	$2,187,500
April 30, 2008	$2,187,500
July 31, 2008	$2,187,500
October 31, 2008	$2,187,500
January 30, 2009	$2,187,500
April 30, 2009	$2,187,500
July 31, 2009	$2,187,500
October 30, 2009	$2,187,500
January 29, 2010	$2,187,500
April 30, 2010	$2,187,500
July 30, 2010	$2,187,500
October 29, 2010	$2,187,500
January 31, 2011	$2,187,500
April 29, 2011	$2,187,500
July 29, 2011	$2,187,500
October 31, 2011	$2,187,500
January 31, 2012	$2,187,500
Term Loan Maturity Date	$824,687,500

2.4   Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars to the Borrower or any Subsidiary Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower and any Subsidiary Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower or any Subsidiary Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12. ABR Loans shall be denominated only in Dollars.

(b)   The Borrower and any relevant Subsidiary Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5   Procedure for Revolving Loan Borrowing. The Borrower and any Subsidiary Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower or the relevant Subsidiary Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) 12:00 Noon, New York City Time, on the date of the proposed borrowing, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 12:00 Noon, New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan, the Currency with respect thereto and the respective lengths of the initial Interest Period therefor. If no election as to the Type of a Revolving Loan is specified in any such notice, then the requested borrowing shall be an ABR Loan. If no Currency with respect to any Eurocurrency Loans is specified in any such notice, then the Borrower or the relevant Subsidiary Borrower shall be deemed to have requested a borrowing in Dollars. If no Interest Period with respect to any Eurocurrency Loan is specified in any such notice, then the Borrower or the relevant Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower or any Subsidiary Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower or any Subsidiary Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower or the relevant Subsidiary Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower or the relevant Subsidiary Borrower by the Administrative Agent crediting the account of the Borrower or the relevant Subsidiary Borrower on the books of such office or such other account as the Borrower or relevant Subsidiary Borrower may specify to the Administrative Agent in writing with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6   Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower and any Subsidiary Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower and any Subsidiary Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower or the relevant Subsidiary Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower and any Subsidiary Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b)   The Borrower or relevant Subsidiary Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower or relevant Subsidiary Borrower shall repay all Swingline Loans then outstanding.

2.7   Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower or any Subsidiary Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower or relevant Subsidiary Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower or relevant Subsidiary Borrower with the Administrative Agent or such other account as the Borrower or relevant Subsidiary Borrower may specify to the Administrative Agent in writing on such Borrowing Date in immediately available funds.

(b)   The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower or relevant Subsidiary Borrower (each of which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower and relevant

Subsidiary Borrower irrevocably authorize the Swingline Lender to charge the Borrower’s and relevant Subsidiary Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)   If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or relevant Subsidiary Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)   Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)   Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower or any Subsidiary Borrower may have against the Swingline Lender, the Borrower or any Subsidiary Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Subsidiary Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8   Commitment Fees, etc.   (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9   Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each notice delivered by the Borrower pursuant to this Section 2.9 shall be irrevocable; provided, that a notice to terminate the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change in Control, in either case, which such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Borrower’s obligation to indemnify any Lender in accordance with Section 2.20 for any loss or expense sustained or incurred as a consequence thereof.

2.10   Optional Prepayments. The Borrower and any relevant Subsidiary Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice (except as otherwise provided below) delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 Noon, New York City time, on the day of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower or relevant Subsidiary Borrower shall also pay any amounts owing pursuant to Section 2.20; provided, further, that such notice to prepay the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change in Control, in either case, which such notice may be revoked by the Borrower (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Borrower’s obligation to indemnify any Lender in accordance with Section 2.20 for any loss or expense sustained or incurred as a consequence thereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11   Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2, other than paragraph (x) thereof), an amount equal to 75% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence, or in the event such Net Cash Proceeds are received after 12:00 Noon, New York City time, on the next Business Day, toward the prepayment of the Term Loans as set forth in Section 2.11(c).

(b)   If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds or, in the case of any Disposition permitted by Section 7.5(f), 75% of such Net Cash Proceeds, shall be applied within three Business Days toward the prepayment of the Term Loans as set forth in Section 2.11(c); provided that on each Reinvestment Prepayment Date, an amount equal to the

Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(c).

(c)   Amounts to be applied in connection with prepayments of the outstanding Term Loans pursuant to this Section 2.11 shall be applied, first, to ABR Loans and, second, to Eurocurrency Loans and, in each case, in accordance with Section 2.17(b). Each prepayment of the Term Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. If no Term Loans are outstanding, such remaining amounts shall be retained by the relevant Group Member.

(d)   The provisions of this Section 2.11 shall be suspended at any time when the Borrower’s senior unsecured non-credit enhanced long term indebtedness is rated at least Baa3 by Moody’s and BBB- by S&P, in each case with stable or positive outlook.

2.12   Conversion and Continuation Options. (a) The Borrower or any Subsidiary Borrower may elect from time to time to convert Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower or any Subsidiary Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)   Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower or relevant Subsidiary Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations (and the Administrative Agent shall notify the Borrower within a reasonable amount of time of any such determination), and provided, further, that if the Borrower or such Subsidiary Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month in duration or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13   Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

2.14   Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b)   Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)   (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15   Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower or relevant Subsidiary Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower or relevant Subsidiary Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower, any Subsidiary Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Subsidiary Borrower, deliver to the Borrower or such Subsidiary Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16   Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower or relevant Subsidiary Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)   the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower or relevant Subsidiary Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (x) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (y) any outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower nor any Subsidiary Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

2.17   Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower or any Subsidiary Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans as directed by the Borrower. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)   Each payment (including each prepayment) by the Borrower or any Subsidiary Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)   All payments (including prepayments) to be made by the Borrower or any Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in

reliance upon such assumption, make available to the Borrower or any Subsidiary Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate up to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower or relevant Subsidiary Borrower.

(f)   Unless the Administrative Agent shall have been notified in writing by the Borrower or relevant Subsidiary Borrower prior to the date of any payment due to be made by the Borrower or such Subsidiary Borrower hereunder that the Borrower or such Subsidiary Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower or such Subsidiary Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower or relevant Subsidiary Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower or any Subsidiary Borrower.

2.18   Requirements of Law. Except with respect to Taxes, which shall be governed exclusively by Section 2.19 of this Agreement:

 (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)   shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate; or

(ii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower or relevant Subsidiary Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower or relevant Subsidiary Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)   A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower or relevant Subsidiary Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower or relevant Subsidiary Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower or such Subsidiary Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower or relevant Subsidiary Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19   Taxes. (a) All payments made by the Borrower or any Subsidiary Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any branch profit taxes imposed by the United States or any similar tax imposed by any other Governmental Authority. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that neither the Borrower nor any Subsidiary Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section, (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office or offices) except, in the case of an assignment or designation of a new lending office, to the extent that the Lender making such assignment or designation was entitled, at the time of such assignment or designation, to receive additional amounts from the Borrower or the relevant Subsidiary Borrower with respect to Non-Excluded Taxes pursuant to this section or (iii) that are imposed as a result of a Lender’s gross negligence or willful misconduct.

(b)   In addition, the Borrower or any relevant Subsidiary Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or any Subsidiary Borrower, as promptly as possible thereafter the Borrower or such Subsidiary Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or such Subsidiary Borrower showing payment thereof. If the Borrower or any Subsidiary Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower and each Subsidiary Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)    Each Lender (or Transferee) (i) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower or any Subsidiary Borrower under this Agreement and the other Loan Documents and (ii) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender at any other time prescribed by applicable law or as reasonably requested by the Borrower. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (and any other form of certification adopted by the U.S. taxing authorities for such purpose).

(e)   A Lender or Transferee that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower or any Subsidiary Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(f)   If the Administrative Agent, any Transferee or any Lender determines, in its sole good faith discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Subsidiary Borrower or with respect to which the Borrower or any Subsidiary Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower or such Subsidiary Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Subsidiary Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Transferee or such Lender and without interest

(other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower or such Subsidiary Borrower, upon the request of the Administrative Agent , such Transferee or such Lender, agrees to repay the amount paid over to the Borrower or such Subsidiary Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Transferee or such Lender in the event the Administrative Agent, such Transferee or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Transferee or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower, any Subsidiary Borrower or any other Person.

(g)   Each Assignee shall be bound by this Section 2.19.

(h)   The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20   Indemnity. The Borrower or relevant Subsidiary Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower or relevant Subsidiary Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower or such Subsidiary Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower or relevant Subsidiary Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower or such Subsidiary Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount up to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower or relevant Subsidiary Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21   Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or any Subsidiary Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22   Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) defaults in its obligation to make Loans hereunder or (c) fails to give its consent for any issue requiring the consent of 100% of the Lenders or all affected Lenders (and such Lender is an affected Lender) and for which

Lenders holding 66 2/3 of the Loans and/or Commitments required for such vote have consented, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23   New Local Facilities. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent and the Revolving Lenders, request the Revolving Lenders to designate a portion of their respective Revolving Commitments to make Revolving Extensions of Credit denominated in Dollars and any Optional Currency in a jurisdiction outside of the United States pursuant to a newly established sub-facility under the Revolving Facility (each, a “New Local Facility”); provided that (i) both at the time of any such request and upon the effectiveness of any Local Facility Amendment referred to below, no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Section 7.1 as of the last day of the most recently ended fiscal quarter; provided further that any (i) LC Obligations outstanding as of the date of the establishment of a New Local Facility shall be deemed to be outstanding under such New Local Facility on a pro rata basis in accordance with the aggregate Revolving Commitments (it being understood that thereafter, new LC Obligations shall not reduce the availability under such New Local Facility, except to the extent Letters of Credit are issued thereunder) and (ii) no Lender shall be required to make Revolving Extensions of Credit in excess of its Revolving Commitment. Each New Local Facility shall be in a minimum Dollar Equivalent amount of $10,000,000. Each notice from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant New Local Facility. Revolving Lenders wishing to designate a portion of their Revolving Commitments to a New Local Facility (each, a “New Local Facility Lender”) shall have such portion of their Revolving Commitment designated to such New Local Facility on a pro rata basis in accordance with the aggregate Revolving Commitments of the other New Local Facility Lenders. The designation of Revolving Commitments to any New Local Facility shall be made pursuant to an amendment (each, a “Local Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, the Administrative Agent and each New Local Facility Lender. Any Local Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, a copy of which shall be made available to each Lender. The effectiveness of any Local Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 and such other conditions as the parties thereto shall agree. No Revolving Lender shall be obligated to transfer any portion of its Revolving Commitments to a New Local Facility unless it so agrees.

(b)   This Section 2.23 shall supersede any provisions in Section 10.1(a) to the contrary as relates to any Local Facility Amendment.

2.24   Prepayments Required Due to Currency Fluctuation. On the last Business Day of each fiscal quarter, or at such other time as is reasonably determined by the Administrative Agent, the Administrative Agent shall determine the Dollar Equivalent of aggregate outstanding Revolving Extensions of Credit. If, at the time of such determination the aggregate outstanding Revolving Extensions of Credit exceed the Revolving Commitments then in effect by 5% or more, then within five Business Days of notice to the Borrower, the Borrower or the relevant Subsidiary Borrower shall prepay Revolving Loans or Swingline Loans or cash collateralize the outstanding Letters of Credit in an aggregate principal amount at least equal to such excess; provided that the failure of the Administrative Agent to determine the Dollar Equivalent Amount of the aggregate outstanding Revolving Extensions of Credit as provided in this Section 2.24 shall not subject the Administrative Agent to any liability hereunder.

SECTION 3.  LETTERS OF CREDIT

3.1   L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or any Subsidiary Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal or renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)   The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2   Procedure for Issuance of Letter of Credit. The Borrower or any Subsidiary Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower or relevant Subsidiary Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower or relevant Subsidiary Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3   Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit issued for the account of the Borrower and any relevant Subsidiary Borrower at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay a fronting fee in an amount to be agreed with the Issuing Lender (but, in any event, not greater than of 0.125% per annum) on the undrawn and unexpired amount of each Letter of Credit issued for the account of the Borrower or any relevant Subsidiary Borrower, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)    In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4   L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower or relevant Subsidiary Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower, any Subsidiary Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Subsidiary Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b)   If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)   Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or relevant Subsidiary Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5   Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower or relevant Subsidiary Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower or relevant Subsidiary Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower or relevant Subsidiary Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6   Obligations Absolute. The obligations of the Borrower and any relevant Subsidiary Borrower under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or such Subsidiary Borrower, as the case may be, may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower and each relevant Subsidiary Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Reimbursement Obligations under Section 3.5 of the Borrower and any relevant Subsidiary Borrower shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower or such Subsidiary Borrower, as the case may be, and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower or such Subsidiary, as the case may be, against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower and each relevant Subsidiary Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower or such Subsidiary Borrower and shall not result in any liability of the Issuing Lender to the Borrower or such Subsidiary Borrower.

3.7   Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower or relevant Subsidiary Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower or relevant Subsidiary Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8   Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9   Existing Letters of Credit. On and as of the Closing Date the letters of credit set forth on Schedule 3.9 (the “Existing Letters of Credit”) will constitute Letters of Credit under this Agreement and for the purposes hereof will be deemed to have been issued for the account of the Borrower on the Closing Date.

SECTION 4.  REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1   Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof, (ii) the issuance of the Senior Unsecured Notes and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at December 31, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)   The audited consolidated balance sheets of the Borrower as at December 31, 2005, December 31, 2004 and December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates (the “Consolidated Financial Statements”), reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, or any unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2005 to and including the date hereof there has been no Disposition by any Group Member of any material part of the business or property of the Group Members taken as a whole.

4.2   No Change. Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3   Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where (other than the Borrower) the failure to be so organized, existing or in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except where failure to have such power, authority and legal right could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing or has applied for authority to operate as a foreign corporation under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where a failure to be in good standing as a foreign corporation would have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4   Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5   No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6   Litigation. Except as disclosed by the Borrower to the Lenders in writing at least three Business Days prior to the Closing Date, there shall not exist any action, investigation, litigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that if adversely determined would have a Material Adverse Effect.

4.7   No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8   Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property (except as could not reasonably be expected to have a Material Adverse Effect) and none of such property is subject to any Lien except a Permitted Lien.

4.9   Intellectual Property. Each Group Member owns, or is licensed to use, to its knowledge, all material Intellectual Property necessary for the conduct of its business as currently conducted. Except as set forth on Schedule 4.9, to each Group Member’s knowledge, no claim has been asserted and is pending against such Group Member by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim that if adversely determined could have a material adverse effect on the value of any material Intellectual Property owned by such Group Member.

Subject to the foregoing sentence, the use of Intellectual Property by each Group Member does not infringe, to its knowledge, on the rights of any Person in any material respect.

4.10   Taxes. Each Group Member has filed or caused to be filed all federal, state and local income and other material tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect) or with respect to which the failure to have filed such tax returns or have paid such taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11   Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12   ERISA. (a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (e) no such Multiemployer Plan is in Reorganization or Insolvent, except where, in each of clauses (a) through (e), such event or condition, together with all other events or conditions, could not reasonably be expected to have a Material Adverse Effect.

4.13   Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14   Subsidiaries. As of the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of organization of each Subsidiary and, (i) as to each such Subsidiary (other than WTH Funding LP), the percentage of each class of Capital Stock owned by any Loan Party and (ii) in the case of WTH Funding LP, the names of the partners of such partnership and to the extent that the partners of such partnership are Subsidiaries, the percentage of Capital Stock of such Subsidiaries owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary (other than WTH Funding LP), except as created by the Loan Documents.

4.15   Use of Proceeds. The proceeds of the Term Loans shall be used (i) to repay AESOP Indebtedness, (ii) to pay costs and expenses in connection with the entering into of the Loan Documents and the issuance of the Senior Unsecured Notes and (iii) to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries.

4.16   Accuracy of Information, etc. No statement or information (other than the projections and pro forma financial information) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.17   Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.17 in appropriate form are filed in the offices specified on Schedule 4.17, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except (i) in the case of Collateral other than Pledged Stock, Permitted Liens and (ii) in the case of Pledged Stock, statutory Liens).

4.18   Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Unsecured Note Indenture and such other documents as the Administrative Agent shall have reasonably requested.

SECTION 5.  CONDITIONS PRECEDENT

5.1   Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)  Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1A and (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

(b)  Senior Unsecured Notes Issuance. The Borrower and Avis Budget Finance shall have received at least $1,000,000,000 in gross cash proceeds from the issuance of the Senior Unsecured Notes on terms and conditions reasonably satisfactory to the Joint Arrangers.

(c)  Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) the Consolidated Financial Statements and (iii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended more than 45 days before the Closing Date and after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material inconsistency with the financial statements or projections contained in the Confidential Information Memorandum, except as a result of changes thereto required by GAAP.

(d)  Projections. The Lenders shall have received satisfactory projections through 2011.

(e)  Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members, the issuance of the Senior Unsecured Notes and the financing contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the issuance of the Senior Unsecured Notes or the financing contemplated hereby.

(f)  Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties have their chief executive office or are organized, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, Liens discharged on or prior to the Closing Date or Liens for which termination arrangements have been made pursuant to documentation and on terms satisfactory to the Administrative Agent.

(g)  Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h)  Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party,

dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(i)  Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E.

(j)  Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)  Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l)  Solvency Opinion. The Administrative Agent shall have received a satisfactory solvency opinion from Duff & Phelps LLC that shall document the solvency of the Borrower and its Subsidiaries after giving effect to the financing contemplated hereby and the issuance of the Senior Unsecured Notes.

(m)  Officer’s Certificate. The Lenders shall have received a certificate from the chief financial officer of the Borrower documenting the Borrower’s compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2 on a pro forma basis after giving effect to the financing contemplated hereby and the issuance of the Senior Unsecured Notes.

5.2   Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)  No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)  Extensions of Credit to a Subsidiary Borrower. The representations and warranties contained in Sections 4.3, 4.4 and 4.5 as to any Subsidiary Borrower to which an extension of credit is to be made shall be true and correct in all material respects on and as of such date as if made on and as of such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower or any Subsidiary Borrower hereunder shall constitute a representation and warranty by the Borrower, or such Subsidiary Borrower, as applicable, as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.  AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.1   Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)  as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b)  as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods and shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website at the website address listed on the signature pages of such notice, at www.sec.gov or at such other website identified in such notice and accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such financial statements to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender. The Borrower will be deemed to have satisfied the requirements of this Section 6.1 if any parent files with the SEC and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods specified by the applicable rules and regulations of the SEC, and the Borrower is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such parent.

6.2   Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (d), to the relevant Lender):

(a)  concurrently with the delivery of the financial statements referred to in Section 6.1(a), a letter, written and signed by the independent certified public accountants reporting on such financial statements describing the scope of such financial statements and certifying that such financial statements are presented in an accurate manner and in accordance with GAAP;

(b)  concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party and the name and jurisdiction of organization of any new Subsidiary and the percentage of each class of Capital Stock owned by any Loan Party and (2) a list of any Intellectual Property registrations and applications acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)  as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a consolidated budget for the following fiscal year and, as soon as available, significant revisions, if any, of such budget with respect to such fiscal year (the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect, it being understood that such Budget is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, and it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from Budget by a material amount; and

(d)  promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3   Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.4   Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence (provided that Holdings and any of its Subsidiaries may change its organizational form so long as such change shall not adversely affect the interests of the Lenders) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5   Maintenance of Property; Insurance. (a)  Keep all property material to its business in good working order and condition consistent with industry practices, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in amounts and against such risks (but including in any event, to the extent available on commercially reasonable terms, public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6   Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent, and after the occurrence and during the continuance of an Event of Default, representatives of any Lender (in coordination with the Administrative Agent), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and upon reasonable advance notice, and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that a representative of the Loan Parties shall be permitted to be present for any discussion with independent certified accountants referred to above. Notwithstanding Section 10.5, unless any such visit or inspection is conducted after the occurrence and during the continuance of a Default or Event of Default, the Borrower shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or Lender’s representative in connection with such visit or inspection.

6.7   Notices. Promptly upon obtaining actual knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a)  the occurrence of any Default or Event of Default;

(b)  any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)   any litigation or proceeding affecting any Group Member (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)  the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8   Environmental Laws. (a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, binding notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.9   Additional Collateral, etc. (a)  With respect to any property constituting Collateral described in the Guarantee and Collateral Agreement acquired after the Closing Date by any Loan Party as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent; provided that the Loan Parties shall not be required to take any such action with respect to any Intellectual Property acquired after the Closing Date until the earlier of the date on which (i) the aggregate value of all such Intellectual Property with respect to which the actions described above have not already been taken shall be at least $10,000,000 or (ii) the list describing such Intellectual Property is required to be furnished to the Administrative Agent and each Lender pursuant to Section 6.2(b).

(b)   With respect to any new Subsidiary (other than a Foreign Subsidiary, an Excluded Subsidiary, a Securitization Entity or any Subsidiary of a Foreign Subsidiary, Excluded Subsidiary or Securitization Entity) created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)    With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Loan Party (other than by any Foreign Subsidiary, an Excluded Subsidiary or a Securitization Entity), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in a portion of the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 7.  NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1   Financial Condition Covenants.

(a)   Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter after June 30, 2006 set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
Closing Date until September 30, 2007	5.50 to 1.00
September 30, 2008	5.25 to 1.00
September 30, 2009	4.75 to 1.00
September 30, 2010	4.25 to 1.00
December 31, 2010 and thereafter	4.00 to 1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 2006 and December 31, 2006, Consolidated EBITDA for the relevant period shall be deemed to equal Consolidated EBITDA for such fiscal quarter and, each previous fiscal quarter commencing after the Closing Date multiplied by 2 and 4/3, respectively.

(b)   Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter after June 30, 2006 set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
Closing Date until September 30, 2008	2.25 to 1.00
September 30, 2009	2.50 to 1.00
September 30, 2010	2.75 to 1.00
December 31, 2010 and thereafter	3.00 to 1.00

7.2   Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)  Indebtedness of any Loan Party pursuant to any Loan Document;

(b)  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c)  Guarantee Obligations of the Borrower, Holdings and any Subsidiary of the Borrower in respect of the Guarantee and Collateral Agreement;

(d)  Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Subsidiary Guarantor or the Borrower;

(e)  Guarantee Obligations of the Borrower in respect of obligations under the Letter of Credit Facilities;

(f)  Indebtedness outstanding on the date hereof or required to be incurred pursuant to a Contractual Obligation in existence on the date hereof (other than AESOP Indebtedness and Securitization Indebtedness) and listed on Schedule 7.2(f) and any Permitted Refinancing thereof;

(g)  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

(h)  Indebtedness of the Borrower and Avis Budget Finance in respect of the Senior Unsecured Notes and any Permitted Refinancing thereof;

(i)  unsecured Guarantee Obligations of Holdings and any Subsidiary of the Borrower in respect of the Senior Unsecured Notes.

(j)  AESOP Indebtedness;

(k)  Securitization Indebtedness;

(l)  Recourse Vehicle Indebtedness;

(m)  Indebtedness incurred in connection with any acquisition by the Borrower or any of its Subsidiaries of vehicles directly from a manufacturer pursuant to such manufacturer’s repurchase program; provided that (i) such Indebtedness is not greater than the net book value of such vehicles and (ii) such vehicles could not be financed under the AESOP Financing Program;

(n)  Indebtedness incurred pursuant to terminal rental adjustment clause lease financings of trucks to be used in the truck rental operations of the Borrower and its Subsidiaries;

(o)  Indebtedness under any Swap Agreement;

(p)  Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity to the Borrower or any Subsidiary Guarantor incurred in the ordinary course of business or to satisfy the general financing needs of such Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(q)  Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity to the Borrower or any Subsidiary Guarantor in an amount not to exceed $50,000,000 during the term of this Agreement;

(r)  Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity to any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(s)  Guarantee Obligations incurred by any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity in respect of Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(t)  Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(u)  Indebtedness of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition or that is otherwise assumed by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition which is not incurred in contemplation of such Permitted Acquisition and any Permitted Refinancing thereof;

(v)  unsecured or subordinated Indebtedness of the Borrower, Holdings or any Subsidiary Guarantor of the Borrower having no scheduled principal payments or prepayments prior to the Term Loan Maturity Date incurred in connection with Permitted Acquisitions and any Permitted Refinancing thereof;

(w)  additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding; and

(x)  additional unsecured or subordinated Indebtedness of the Borrower, Holdings or any Subsidiary Guarantor having no scheduled principal payments or prepayments prior to the Term Loan Maturity Date;

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

7.3   Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)  Liens for taxes, assessments, governmental charges or other similar obligations not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, landlord’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)  Liens incidental to the conduct of the Borrower’s business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(d)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)  pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)  easements, rights-of-way, restrictions, covenants and other similar encumbrances incurred in the ordinary course of business or of record that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g)  Liens in existence on the date hereof listed on Schedule 7.3(g), securing Indebtedness permitted by Section 7.2(f), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(h)  Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(g) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(i)  Liens created pursuant to the Security Documents;

(j)  Liens on any Related Eligible Assets or arising out of the transfer of Related Eligible Assets to Securitization Entities; provided that such transfer is otherwise permitted by the Agreement;

(k)  Liens securing Indebtedness permitted under Section 7.2(j), (k), (l), (m) and (n);

(l)  Liens securing judgments which do not constitute and Event of Default;

(m)  statutory rights of tenants under leases with respect to which the Borrower or any Subsidiary is the lessor;

(n)  any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(o)  Liens existing on any property or asset prior to the acquisition thereof by any Group Member or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and such Lien shall secure only those obligations which it secures on the date of such acquisition or the date on which such Person becomes a Subsidiary, as the case may be, and any Permitted Refinancing of such obligations; provided further that no such Liens shall be permitted to exist on the Capital Stock of any Person that is required to be a Subsidiary Guarantor hereunder; and

(p)  Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $50,000,000 at any one time;

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Liens described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

7.4   Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary (provided that the Wholly Owned Subsidiary shall be the continuing or surviving corporation); provided that any such merger or consolidation of a Subsidiary Guarantor shall only be with or into the Borrower or another Subsidiary Guarantor;

(b)  any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by a Subsidiary Guarantor shall only be to the Borrower or another Subsidiary Guarantor or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c)  any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5   Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)  the Disposition of obsolete or worn out property in the ordinary course of business;

(b)   the sale of inventory in the ordinary course of business;

(c)  Dispositions permitted by clause (i) of Section 7.4(b);

(d)  the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary; provided that any sale or issuance of any Subsidiary Guarantor’s Capital Stock shall only be to the Borrower or another Subsidiary Borrower;

(e)  Dispositions of any Related Eligible Assets (i) in connection with the AESOP Financing Program, (ii) to any Securitization Entity or (iii) in connection with the incurrence of any Securitization Indebtedness;

(f)  the sale of the Budget Truck Division for fair market value as determined by the board of directors of the Borrower;

(g)  the Disposition of other property having a fair market value not to exceed $200,000,000 in the aggregate for any fiscal year of the Borrower; and

(h)  the Dispositions listed on Schedule 7.5(h).

7.6   Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)  any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor; provided, that any non-Subsidiary Guarantor may make Restricted Payments pro rata to any Group Member;

(b)   so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Holdings and Holdings may pay dividends to Cendant to purchase Cendant common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee;

(c)  the Borrower may make Restricted Payments to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes that are due and payable by Holdings or the Borrower; and

(d)  (i) the Borrower may make Restricted Payments to Holdings to permit Holdings to pay dividends to any higher tier entity to provide for the payment of (A) Parent Expenses, (B) Related Taxes and (C) any Taxes that are due and payable by any Group Member as part of a consolidated group or which have been paid for the account of any Group Member pursuant to the Tax Sharing Agreement and (ii) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to Holdings to permit Holdings to pay dividends to any Parent in an aggregate amount not to exceed $40,000,000 plus 50% of Consolidated Net Income of the Borrower and its Subsidiaries, determined on a cumulative basis since the Closing Date, during the term of this Agreement.

7.7   Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)  extensions of trade credit in the ordinary course of business;

(b)  Investments in Cash Equivalents;

(c)  Guarantee Obligations permitted by Section 7.2;

(d)  loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses);

(e)  Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)  intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor;

(g)  intercompany Investments by the Borrower or any Subsidiary Guarantor in any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity made in the ordinary course of business or to satisfy the general financing needs of such Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(h)  intercompany Investments by the Borrower or any Subsidiary Guarantor in any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity in an amount not to exceed $50,000,000 at any one time outstanding;

(i)  intercompany Investments by any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity in any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(j)  Restricted Payments to Cendant permitted by Section 7.6 in the form of loans and advances;

(k)  Investments listed on Schedule 7.7(k);

(l)  Permitted Acquisitions; and

(m)  in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $200,000,000 during the term of this Agreement;

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Investments described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

7.8   Optional Payments and Modifications of Certain Agreements.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Indebtedness permitted by Section 7.2(h), (t) or (v); provided that any such Indebtedness may be repaid, prepaid, repurchased or redeemed (i) in connection with a Permitted Refinancing or (ii) for consideration (including any premium paid in connection therewith) in an aggregate amount of up to $500,000,000, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes in a manner materially adverse to the Lenders or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Separation Agreement or the Tax Sharing Agreement in a manner materially adverse to the Lenders, it being understood that an increase of the obligations or potential liability of Cendant resulting from any such amendment, modification or other change to the Separation Agreement or Tax Sharing Agreement shall not, in and of itself, be regarded as materially adverse to the Lenders.

7.9   Transactions with Affiliates. Enter into any transaction (other than transactions listed on Schedule 7.9), including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10   Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member except sale-lease back transactions relating to Eligible Assets not in excess of $50,000,000 and without duplication of any such transactions permitted by Section 7.2.

7.11   Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12   Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower (other than a Securitization Entity) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary other than the Senior Unsecured Note Indenture and such other agreements listed on Schedule 7.12.

7.13   Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.14   Business Activities of Holdings. In the case of Holdings, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Guarantee Obligations permitted pursuant to Section 7.2(c) and 7.2(i), (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower.

SECTION 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)  the Borrower or any Subsidiary Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower or any Subsidiary Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been false or misleading in any material respect on or as of the date made or delivered; or

(c)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 6.4 or 6.6(b) of the Guarantee and Collateral Agreement; or

(d)  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)  any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness (x) the outstanding principal amount of which exceeds in the aggregate $50,000,000; and (y) in the case of such Indebtedness which is Securitization Indebtedness (including AESOP Indebtedness), (1) an amortization or termination event pursuant to a securitization program prior to the end of the scheduled term or revolving period thereunder shall have occurred, (2) the Borrower and its Subsidiaries shall become unable to finance the purchase of vehicles and (3) the Borrower shall have failed, by the 45th day after the occurrence of an event referred to in clause (y)(1) and the expiration of all grace periods applicable thereto, to either (A) replace such securitization program with an alternative source of financing having terms not materially adverse to the Lenders from the program being replaced or having terms acceptable to the Required Lenders, or (B) obtain a waiver with respect to the occurrence of such event from the applicable required noteholders or lenders under such securitization program, and provided that until and unless the event described in clause (y)(3) shall have occurred, no Event of Default shall exist as a result of the occurrence of an event referred to in clause (y)(1). Upon the entering into of any replacement facility referred to in clause (y)(1)(A), the Borrower shall deliver to the Administrative Agent a written officer’s certificate providing that the Borrower has sufficient vehicle financing arrangements available to it to carry-on its business activities consistent, in all material respects, with its past practices; or

(f)  (i) any Group Member (other than any Subsidiary which is not a Significant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than any Subsidiary which is not a Significant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)  (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions in this clause (g), if any, could reasonably be expected to have a Material Adverse Effect; or

(h)  one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)  any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)  the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)  the occurrence of a Change in Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower or any Subsidiary Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower or the relevant Subsidiary Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower and any Subsidiary Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower and any Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower or such Subsidiary Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower and each Subsidiary Borrower.

SECTION 9.  THE AGENTS

9.1   Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents,

and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2   Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3   Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, e-mail, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings, the Borrower or any Subsidiary Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6   Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7   Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings, the Borrower or any Subsidiary Borrower and without limiting the obligation of Holdings, the Borrower or any Subsidiary Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8   Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9   Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld), appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10   Co-Documentation Agent, Documentation Agent and Syndication Agent. Neither of the Co-Documentation Agent, the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.  MISCELLANEOUS

10.1   Amendments and Waivers. (a)  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive any principal amount or extend the final scheduled date of maturity of any Loan or any Reimbursement Obligation or extend the scheduled date of any amortization payment in respect of any Term Loan (for the purpose of clarity each of the foregoing not to include any waiver of a prepayment), reduce the stated rate of any interest or fee payable hereunder (except (1) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower or any Subsidiary Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement except as otherwise provided in the Loan Documents, in each case without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.11 or 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (E) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (F) after the Closing Date, amend, modify or waive any provision of Section 5.2 without the written consent of the Majority Facility Lenders with respect of the Revolving Facility, (G) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (H) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (I) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)   Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and each of the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

(c)   In addition, notwithstanding the foregoing, this Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i) to designate (x) any Domestic Subsidiary of the Borrower as a Domestic Subsidiary Borrower under the Revolving Facility and (y) any Foreign Subsidiary of the Borrower as a Foreign Subsidiary Borrower under a New Local Facility upon (A) ten Business Days prior notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (B) the execution and delivery by the Borrower, such

Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit G (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (C) the agreement and acknowledgment by the Borrower and each other Subsidiary Borrower that the Guarantee and Collateral Agreement covers the Obligations of such Subsidiary and (D) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary reasonably equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request; and

(ii) to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).

10.2   Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic transmission, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Avis Budget Holdings, LLC
1 Campus Drive Parsippany, New Jersey 07054 Attention: David B. Wyshner
Telecopy: (973) 496-5080
Telephone: (973) 496-7938

Borrower:	Avis Budget Car Rental, LLC
1 Campus Drive Parsippany, New Jersey 07054 Attention: David B. Wyshner
Telecopy: (973) 496-5080
Telephone: (973) 496-7938

Administrative Agent:	JPMorgan Chase Bank, N.A. 1111 Fannin Street 10th Floor Houston, Texas 77002
Attention: Jen Yi Lin
Telecopy: (713) 750-2932
Telephone: (713) 750-2931

with a copy to:	JPMorgan Chase Bank, N.A. 270 Park Avenue 4th Floor New York, New York 10017
Attention: Randolph E. Cates
Telecopy: (212) 270-6041
Telephone: (212) 270-8997

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4   Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5   Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Lenders and of counsel to the Administrative Agent; provided, that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for the Lenders (unless there shall exist an actual conflict of interest among the Lenders) in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or extra-judicial resolution of claims without the Borrower’s written consent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than with respect to taxes, which shall be governed exclusively by Section 2.19) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further, that that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for any Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees) in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or extra-judicial resolution of such Indemnitees’ claims without the Borrower’s written consent. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to David B. Wyshner (Telephone No.  973-496-7938) (Telecopy No. 973-496-5080), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6   Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(C) the Issuing Lender, provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of the Revolving Facility, $5,000,000 or, in the case of the Term Facility, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, and subject to paragraph (c)(ii) of this Section, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any funds directly from the Borrower in respect of Sections 2.18, 2.19, 2.20 or 10.7 unless such Participant shall have provided to Administrative Agent, acting for this purpose as an agent of the Borrower, such information as is required to be recorded in the Register pursuant to paragraph (b)(iv) above as if such Participant were a Lender. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Subsidiary Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7   Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings, the Borrower or any Subsidiary Borrower, any such notice being expressly waived by Holdings, the Borrower and each Subsidiary Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings, the Borrower or any Subsidiary Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings, the Borrower or such Subsidiary Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8   Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9   Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10   Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11   GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12   Submission To Jurisdiction; Waivers. Each of the Agents, Lenders, Holdings, the Borrower and the Subsidiary Borrowers hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings, the Borrower or the relevant Subsidiary Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13   Judgment. The obligations of the Borrower or any Subsidiary Borrower in respect of this Agreement and the other Loan Documents due to any party hereto shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due under such judgment to such party in the original currency, the Borrower or such Subsidiary Borrower, as the case may be, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Borrower such excess. The provisions of this Section 10.13 shall survive the termination of this Agreement and payment of the obligations of the Borrower and the Subsidiary Borrowers under this Agreement and the other Loan Documents.

10.14   Acknowledgements. Each of Holdings, the Borrower and the Subsidiary Borrowers hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings, the Borrower or any Subsidiary Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings, the Borrower or any Subsidiary Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower or any Subsidiary Borrower and the Lenders.

10.15   Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)   At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (or such Letters of Credit are Collateralized), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.16   Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates for performing the purposes of a Loan Document, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, after notice to the Borrower if reasonably feasible, (f) if requested or required to do so in connection with any litigation or similar proceeding, after notice to the Borrower if reasonably feasible, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.17   WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18   USA Patriot Act. Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify Holdings and the Borrower in accordance with the USA Patriot Act

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AVIS BUDGET HOLDINGS, LLC
By:	/s/ David B. Wyshner
Name: Title:	David B. Wyshner Executive Vice President, Chief Financial Officer and Treasurer

AVIS BUDGET CAR RENTAL, LLC
By:	/s/ David B. Wyshner
Name: Title:	David B. Wyshner Executive Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Randolph Cates
Name: Title:	Randolph Cates Vice President

DEUTSCHE BANK SECURITIES INC., as Syndication Agent
By:	/s/ Kevin Sherlock
Name: Title:	Kevin Sherlock Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ Lana Gifas
Name: Title:	Lana Gifas Vice President

By:	/s/ Evelyn Thierry
Name: Title:	(i) Evelyn Thierry Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ Lana Gifas
Name: Title:	Lana Gifas Vice President

BANK OF AMERICA, N.A., as a Documentation Agent as a Lender
By:	/s/ Chris McDonell
Name: Title:	Chris McDonell Senior Vice President

CALYON NEW YORK BRANCH, as a Documentation Agent as a Lender
By:	/s/ Rod Hurst
Name: Title:	Rod Hurst Managing Director

By:	/s/ Yuri Muzichenko
Name: Title:	Yuri Muzichenko Director

CITICORP USA, INC., as a Co-Documentation Agent and as a Lender
By:	/s/ Hugo Arias
Name: Title:	Hugo Arias Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender
By:	/s/ Karin E. Samuel
Name: Title:	Karin E. Samuel Vice President

Signature Page to Avis Budget Car Rental, LLC Credit Agreement, dated as of April 19, 2006

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Shigeru Tsuru
Name: Title:	Shigeru Tsuru Joint General Manager

THE BANK OF TOKYO-MITSUBISHI UFJ, Ltd., New York Branch
By:	/s/ Linda Tam
Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA
By:	/s/ Todd S. Meller
Name: Title:	Todd S. Meller Managing Director

BARCLAYS BANK PLC
By:	/s/ Nicholas Bell
Name: Title:	Nicolas Bell Director

GOLDMAN SACHS CREDIT PARTNERS L.P.
By:	/s/ William Archer
Name: Title:	William Archer Managing Director

THE ROYAL BANK OF SCOTLAND
By:	/s/ Frank Guerra
Name: Title:	Frank Guerra Managing Director

HARRIS NESBITT FINANCING, INC.
By:	/s/ Stephen Maenhout
Name: Title:	Stephen Maenhout Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Mark E. Gleason
Name: Title:	Mark E. Gleason Director

By:	/s/ Mikhail Faybusovich
Name: Title:	Mikhail Faybusovich Associate

MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ Stephanie Vallillo
Name: Title:	Stephanie Vallillo Vice President

MIZUHO CORPORATE BANK, LTD.
By:	/s/ Robert Gallagher
Name: Title:	Robert Gallagher SVP & Team Leader

BAYERISCHE HYPO-UND VEREINSBANK AG, New York Branch
By:	/s/ Ken Hamilton
Name: Title:	Ken Hamilton Director

By:	/s/ Kimberly Sousa
Name: Title:	Kimberly Sousa Director

THE BANK OF NEW YORK
By:	/s/ Roger Grossman
Name: Title:	Roger Grossman Vice President

WELLS FARGO BANK, N.A.
By:	/s/ Steven J. Anderson
Name: Title:	Steven J. Anderson Senior Vice President

FIRST COMMERCIAL BANK, NEW YORK AGENCY
By:	/s/ Bruce M.J. Ju
Name: Title:	Bruce M. J. Ju VP & General Manager

WESTPAC BANKING CORPORATION
By:	/s/ Michael Hawkins
Name: Title:	Michael Hawkins Vice President, Tier 2 Attorney

CHANG HWA COMMERCIAL BANK, LTD. NEW YORK BRANCH
By:	/s/ Jim C.Y. Chen
Name: Title:	Jim C.Y. Chen VP & General Manager

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Robert M. Kadlick
Name: Title:	Robert M. Kadlick Duly Authorized Signatory

CREDIT INDUSTRIEL ET COMMERCIAL
By:	/s/ Eric Longuet
Name: Title:	Eric Longuet Vice President

By:	Eric Dulot
Name: Title:	Eric Dulot Vice President

NATEXIS BANQUES POPULAIRES
By:	/s/ Frank H. Madden
Name: Title:	Frank H. Madden Vice President & Group Manager

By:	/s/ Jordan H. Levy
Name: Title:	Jordan H. Levy Assistant Vice President

NATIONAL CITY BANK
By:	/s/ Renee M. Bonnell
Name: Title:	Renee M. Bonnell Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ John F. Broeren
Name: Title:	John F. Broeren Vice President